                                EXHIBIT 3.05
                               --------------



                  REVISED AGREEMENT OF PURCHASE AND SALE,
                           DATED AUGUST 27, 1999





                                    212

                   REVISED AGREEMENT OF PURCHASE AND SALE

                           CESSFORD AREA. ALBERTA
                          -----------------------

             THIS AGREEMENT MADE THIS 31st DAY OF AUGUST, 1999.

BETWEEN:

          STARROCK RESOURCES LTD., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")
                                   -and-

          PROMAX ENERGY INC., a body corporate having an office in the City of Calgary, in the Province of Alberta (hereinafter called the"Purchaser")

WHEREAS the Vendor and Purchaser have executed the following documents, copies of which are attached hereto as Schedule " A " and hereinafter referred to as the "Cessford Initial Sale Documents".

a.   General Conveyance -4 pages including table of contents dated March
     19, 1999.
b. Agreement of Purchase and Sale - 44 pages including schedules, copies of checks, and receipts dated March 19, 1999.
c.   Addendum to Agreement dated March 19, 1999- I page dated May 11, 1999.
d.   Negative Pledge and Undertaking- 1 page dated March 19, 1999.
e.   Purchasers Officers Certificate - 1 page dated March 19, 1999.
f.   Vendors Officers Certificate - 1 page dated March 19, I 999.
g.   Vendors Officers Certificate - 1 page dated March 19, 1999.
h.   Addendum to Agreement dated March 19, 1999- 1 page dated March 19,
     1999.
i.   Amending Agreement - 2 pages dated May 31, 1999.
j.   Letter from Vendor to Purchaser- 1page dated May 1, 1999.
k.   Fixed and Floating Charge Debenture - 18 pages dated March 19,
     1999.

WHEREAS Yorkton Securities Inc. ("Yorkton") have entered into a letter agreement comprising of 4 pages dated August 31, 1999 attached hereto as Schedule "8" and hereinafter referred to as the "Yorkton Agent Letter".WHEREAS in order for Yorkton to proceed, as per the terms of the Yorkton Agent Letter, the Purchase and Sale, as per the Cessford Initial Sale Documents, must be restructured.

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.00 CESSFORD INITIAL SALE DOCUMENTS
------------------------------------

1.01 The Cessford Initial Sale Documents, as described above under headings a-k above and attached hereto as Schedule " A ", are hereby cancel led in their entirety subject to item 3.02 and item 4.00 herein.

                                    213

1.02 The terms used in item 2.00 below will have the same meaning assigned to them as per section 1.00 of the Agreement of Purchase and Sale dated March 19, 1999 described above under heading (b) and attached hereto as a part of Schedule " A'. This Agreement will hereinafter be referred to as the "March 19 Agreement".

2.00 PURCHASE AND SALE
----------------------

2.01 Agreement of Purchase and Sale

The Purchaser agrees to purchase the Assets from the Vendor and the Vendor agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein.

2.02 Allocation of Purchase Price

The Purchase Price payable by the Purchaser to the Vendor for the Assets, subject to item 2.04 herein, is $2, 677,018.70 and shall be allocated among the Assets as follows:

     a. To Petroleum and Natural Gas Rights  $ 2,281,277.70
     b. To Tangibles                         $   395,740.00
     c. To Miscellaneous Interests           $         1.00
                                             --------------
                                             $ 2,677,018.70

In determining the Purchase Price, the Parties have taken into account the Purchasers assumption of responsibility for the future abandonment and reclamation costs associated with the Assets, and the is released of responsibility therefor.

2.03 Payment of Purchase Price

The Vendor acknowledges that the Purchaser has paid the Purchase Price of$2,677,018.70 and GST in the amount of$27, 701.80, which represents 7% of the Tangibles.

2.04 Net Profits Interest

a. "Net Profits Interest" is defined as Gross Production Revenue less; Crown Royalties, other Royalties disclosed in the March 19 Agreement; and Field Operating Costs.
b. "Additional Rights" is defined as any Petroleum and Natural Gas Rights acquired by the Purchaser, not included in the "Petroleum and Natural Gas Rights" and located in Townships 24 and 25- Ranges 8,9, and 10-W4M, "Cessford Area", prior to December 31, 1999.
c. The Vendor retains a fifteen percent (15%) Net Profits Interest in the Petroleum and Natural Gas Rights, but forfeits any payments that may become due prior to January 1, 2001 to the Purchaser.
d. The Vendor is granted a fifteen percent (15%) Net Profits Interest on the Additional Rights for one dollar and other good and valuable consideration, which has been paid, but forfeits any payments that may become due prior to January I, 2001 to the Purchaser.
e. The definition of "Permitted Encumbrances" shall include the Net Profits Interest.

2.05 Drilling Commitment
     -------------------
The Purchaser agrees to drill a minimum of 15,000 meters, allocated to its working interest in which the Net Profits Interest described in Item 2.04 is applicable, over the next three years as follows:
                                 214

            5000 meters prior to August 31, 2000
            an additional 5000 meters prior to August 31, 2001
            an additional 5000 meters prior to August 31, 2002

This drilling commitment is equivalent to drilling 20- 1000 meter wells in which the Purchaser owns a 75% working interest on lands that the Net Profits Interest is applicable.

3.00 DEFAULT BY PURCHASER
--------------------------

3.01 Default by Purchaser means anyone of the following:

     a. the purchaser commits any act of bankruptcy or insolvency; or files a Proposal or Notice of Intention to Make a Proposal under the bankruptcy and Insolvency Act (Canada); or the Purchaser assigns or is petitioned into bankruptcy; or the Purchaser takes advantage of or is otherwise involved as a debtor in any legislation governing the relationship of debtors and their creditors;
     b. the Purchaser resolves or is ordered by a court to wind-up, dissolve or liquidate;
     c. any of the Purchasers assets or undertaking are seized or otherwise encumbered by virtue of any writ, judgement or order filed, entered or made against the Purchaser;
     d. the Purchaser does not file its Prospectus with the appropriate regulatory bodies, with respect to the financing contemplated in the Yorkton Agent Letter, prior to September 30, 1999;
     e. the Purchaser does not close its Initial Prospectus Offering, as defined in the Yorkton Agent Letter, prior to January 31, 2000;
     f.   the Purchaser fails to meet the drilling commitment as per Item
          2.05 herein.

3.02 In the event of a default by the Purchaser, as defined in Item

3.01 herein, the Vendor has the option to cancel this Agreement in its entirety and reinstate the terms and conditions oft he Cessford Initial Sale Documents, except for the letter from vendor to purchaser dated May 1, 1999 (item "j" above) which will remain canceled, by providing written notice to the Purchaser within 30 days of the Vendor being made aware of the default by the Purchaser or acquiring knowledge of the default from other sources. Uponreceiving said notice the Purchaser would have 90 days to pay any Option Payments, as per item 2.05 of the March 19 Agreement, that were due or overdue.

3.03 If the Vendor cancelled this Agreement, as per its option in
     3.02 above, the Purchaser would always retain that working interest that it had paid for in attempting to meet the Drilling Commitment per
     Item 2.05 above. The Net Profits Interest would also apply to this working interest.

4.00 GENERAL
------------
     The general terms of Items 2.07D to 16.00 of the March 19 Agreement remain in effect for the purposes of this Agreement, subject to the closing date being revised to August 31, 1999. If there are any conflicts between Items 2.07D to 16.00 and the terms of this Agreement, this Agreement will rule.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

STARROCK RESOURCES LTD.              PROMAX ENERGY INC.
/S/ AL LANGARD                      /S/ BARCLAY HAMBROOK
                                   /S/ RICHARD MELLIS
                                 215

                                Schedule "A"
           Attached to an Agreement dated August 31, 1999 between
              Starrock Resources Ltd. and Promax Energy, Inc.


                             GENERAL CONVEYANCE

                           Cessford Area, Alberta
                           ----------------------

     This Conveyance made this 19th day of March, 1999.

BETWEEN:

     STARROCK RESOURCES LTD. having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Vendor")

                                   -and-

     PROMAX ENERGY INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta, (hereinafter called the "Purchaser")

     WHEREAS the Vendor has agreed to sell and convey the Vendor's entire right, title, estate and interest in the Assets to the Purchaser and the Purchaser has agreed to purchase and accept all of the Vendor's right, title, estate and interest in and to the Assets;

                      THE PARTIES AGREE AS FOLLOWS;

1.  Definitions
    -----------
    In this conveyance, including the recitals, "Agreement" means the Agreement of Purchase and Sale dated the 19th day of March 1999, between the Vendor and the Purchaser. In addition, the definitions provided for in the Agreement are adopted in this Conveyance.

2.  Conveyance
    ----------

    The Vendor, for the consideration provided for in this Agreement, the receipt and sufficiency of which is acknowledged by the Vendor, sells, assigns, transfers, and conveys the Initial Interest by the Purchaser, and the Purchaser purchases and accepts such interest from the Vendor, TO HAVE AND HOLD the same absolutely, subject to the terms of the Agreement, the Permitted Encumbrances and compliance with the terms of the Lease.

3.  Effective Time
    --------------

    This Conveyance is effective as of the Closing Date.

4.  Subordinate Document
    --------------------

    This Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement, and the terms hereof shall be read in conjunction with the terms of the Agreement. The Agreement shall prevail if there is a conflict between the provisions of the Agreement and this Conveyance.

                                    216

5.  Enurement
    ----------

    This Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.  Further Assurances
    ------------------

    Each Party shall, after the date of this Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this Conveyance.



IN WITNESS WHEREOF the parties have duly executed this Conveyance.


                                     STARROCK RESOURCES, LTD.
                                     /S/ AL LANGARD
                                     --------------------------



                                     PROMAX ENERGY INC.
                                     /S/ BARCLAY HAMBROOK
                                     --------------------------


                                    217